This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer is made solely by the Offer to Purchase dated February 4, 2000 and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal, which are being mailed to all holders of shares. Capitalized terms not defined in this announcement have the meanings ascribed to such terms in the Offer to Purchase. DPL is not aware of any jurisdiction where the making of the offer or its acceptance would not be in compliance with the laws of such jurisdiction. If DPL becomes aware of any jurisdiction where the making of the offer or the acceptance of shares in the offer is not in compliance with the laws of such jurisdiction, DPL will make a good faith effort to comply with the applicable law. If, after a good faith effort, DPL cannot comply with the applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of DPL by Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), the Dealer Manager of this offer, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                                    DPL INC.

                         UP TO 25,000,000 COMMON SHARES

           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                      AT A PURCHASE PRICE NOT IN EXCESS OF
                 $23.00 NOR LESS THAN $20.00 PER SHARE IN CASH

     DPL Inc., an Ohio corporation, invites its shareholders to tender DPL common shares, par value $0.01 per share, for purchase by DPL. DPL is offering to purchase up to 25,000,000 shares at a price not in excess of $23.00 nor less than $20.00 per share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their shares. DPL's offer is being made upon the terms and subject to the conditions described in the Offer to Purchase dated February 4, 2000 and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred share purchase rights issued pursuant to a Shareholder Rights Agreement, dated as of December 3, 1991, between DPL and The First National Bank of Boston, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred share purchase rights.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 3, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE, INCLUDNG DPL HAVING OBTAINED SUFFICIENT FINANCING FOR THE OFFER.

     DPL'S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NEITHER DPL NOR DPL'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OR AS TO THE PURCHASE PRICE AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY WILL TENDER THEM. IN DOING SO, SHAREHOLDERS SHOULD CONSIDER DPL'S REASONS FOR MAKING THE OFFER, INCLUDING DPL'S INCREASED USE OF FINANCIAL LEVERAGE AND DPL'S INCREASED BUSINESS EMPHASIS ON PROVIDING UNREGULATED ENERGY SERVICES. DPL'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED DPL THAT THEY WILL NOT TENDER ANY SHARES IN THE OFFER.

     DPL will determine a single per share price that it will pay for all shares that it purchases in the offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. DPL will select the lowest purchase price that will allow it to purchase 25,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered. Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Under no circumstances will DPL pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

     The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, March 3, 2000. DPL may, in its sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will mean the latest time and date at which the offer, as extended by DPL, will expire. DPL reserves the right, in its sole discretion, to purchase more than 25,000,000 shares pursuant to the offer. For purposes of the offer, DPL will be deemed to have accepted for payment, and therefore purchased, subject to the "odd lot" priority, proration and conditional tender provisions of the offer, shares properly tendered at or below the selected purchase price and not properly withdrawn only when, as and if DPL gives oral or written notice to EquiServe, the Depositary for the offer, of its acceptance of shares for payment pursuant to the offer. Payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares, or a timely confirmation of a book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other required documents.

     Upon the terms and subject to the conditions of the offer, if at the expiration of the offer more than 25,000,000 shares, or a greater number of shares as DPL may elect to purchase, have been validly tendered at prices at or below the purchase price and not properly withdrawn, DPL will purchase shares validly tendered and not properly withdrawn on the following basis:

     (a) First, DPL will purchase all shares tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who:

         (1) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

         (2) completes the sections entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     (b) Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
Section 6 of the Offer to Purchase, DPL will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares as described in the Offer to Purchase.

     DPL expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events described in Section 7 of the Offer to Purchase have occurred or are deemed by DPL to have occurred, to extend the period of time during which the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. During any extension, all shares previously tendered and not properly withdrawn will remain subject to the offer and to the rights of a tendering shareholder to withdraw the shareholder's shares.

     DPL also expressly reserves the right, in its sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in
Section 7 of the Offer to Purchase by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement.

     Tenders of shares may be withdrawn at any time before the Expiration Date and, unless previously accepted for payment by DPL pursuant to the offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, March 22, 2000. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses described on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by DPL, in its sole discretion, which determination will be final and binding on all parties. None of DPL, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in any tender or notice of withdrawal, nor will any of them incur liability for failure to give any notice.

     The information required to be disclosed by Rule 13e-4(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of shares whose names appear on DPL's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS SHOULD READ THEM CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES.

     Questions and requests for assistance may be directed to, and shareholders may request additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from, the Information Agent or the Dealer Manager at their addresses and telephone numbers below.

                    The Information Agent for the Offer is:

                               [GEORGESON--LOGO]

                          17 State Street, 10th Floor
                               New York, NY 10004
                 Banks and Brokers Call Collect (212) 440-9800
                    All Others Call Toll Free (800) 223-2064

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE/FIRST BOSTON--LOGO]

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll Free (800) 646-4543

February 4, 2000